Exhibit 10.7

Summary of Compensation for Nonemployee Directors of
The Scotts Miracle-Gro Company
Effective as of January 27, 2017
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At the meeting of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) held on January 27, 2017, the Board approved the recommendations of the Nominating and Governance Committee of the Board (the “Committee”) with respect to compensation for the calendar year for nonemployee members of the Board (“Nonemployee Directors”) and the Lead Independent Director of the Company. The compensation approved by the Board is described below.

Annual Cash Retainer; Reimbursement of Expenses

Each of the Nonemployee Directors will be paid an annual cash retainer in the amount of $100,000 and the Lead Independent Director will be paid an additional annual cash retainer in the amount of $15,000. The annual cash retainer(s) will be paid on a quarterly basis, in January, April, July and October; provided, that, the Nonemployee Directors have the option to elect, in advance, to receive up to 100% of their quarterly cash retainers in cash or fully-vested deferred stock units. Nonemployee Directors receive reimbursement of all reasonable travel and other expenses associated with attending Board and Board committee meetings.

Deferred Stock Units

Shortly following each of the Company’s annual meetings: (a) each Nonemployee Director will be granted deferred stock units having a value of $185,000, with no additional deferred stock units awarded for serving as Board committee chairs or members; and (b) the Lead Independent Director will be granted additional deferred stock units having a value of $35,000. The number of deferred stock units (and related dividend equivalents) granted to each Nonemployee Director will be calculated by dividing the aggregate value of deferred stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the grant date and rounding any resulting fractional deferred stock unit up to the next whole deferred stock unit.

The deferred stock units (and related dividend equivalents) will be granted under The Scotts Miracle-Gro Company Long-Term Incentive Plan (Effective as of January 27, 2017) (the “2017 Plan”). Each whole deferred stock unit represents the right to receive one full common share of the Company at the time and in the manner described in the Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) evidencing the award. Each dividend equivalent represents the right to receive additional deferred stock units (rounded to the nearest whole deferred stock unit) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the common shares of the Company represented by the related deferred stock units.

In general, the deferred stock units, including any deferred stock units received in respect of dividend equivalents on or prior to the vesting date, will generally become 100% vested on the date of the next annual meeting of the Company’s shareholders (the “Vesting Date”). Any deferred stock units received in respect of dividend equivalents following the vesting date will be 100% vested on the date they are credited to the Nonemployee Director. If a Nonemployee Director ceases to be a member of the Board as a result of their death or becoming totally disabled, then all of the Nonemployee Director’s deferred stock units (and related dividend equivalents) will become 100% vested as of the date the Nonemployee Director’s service on the Board terminates. If a Nonemployee Director ceases to be a member of the Board prior to the vesting date for any reason other than a change in control of the Company (except as provided above for death or disability), the Nonemployee Director’s deferred stock units (and related dividend equivalents) will be immediately forfeited.

Subject to the terms of the 2017 Plan, vested deferred stock units (and related dividend equivalents) will be settled in a lump sum as soon as administratively practicable, but no later than 90 days, following the earliest to occur of (a) termination, (b) death, (c) disability, or (d) the third anniversary of the grant date. Whole deferred stock units (and related dividend equivalents) will be settled in full common shares of the Company and any fractional deferred stock units will be settled in cash, determined based on the fair market value of a common share of the Company on the settlement date.

If there is a Change in Control (as defined in the 2017 Plan), each Nonemployee Director’s deferred stock units (and related dividend equivalents) will become 100% vested on the date of the Change in Control and will be settled as described above.

For more information about the deferred stock units (and related dividend equivalents) granted to the Nonemployee Directors, please refer to: (a) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as an exhibit to the Company’s Annual Report on Form 10-K; (b) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors Retainer Deferrals (with Related Dividend Equivalents) that is included as an exhibit to the Company’s Annual Report on Form 10-K; and (c) the 2017 Plan that is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 30, 2017.

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